FOR IMMEDIATE RELEASE

SARA LEE CORPORATION EVALUATING STRATEGIC ALTERNATIVES
FOR ITS INTERNATIONAL HOUSEHOLD AND BODY CARE BUSINESS

DOWNERS GROVE, IL. March 30, 2009 –Sara Lee Corporation (NYSE: SLE) today announced that it is reviewing strategic options for its International Household & Body Care business after receiving expressions of interest. The Company is currently considering all alternatives for the segment, including the option to divest the business.

“Our Household and Body Care business has very strong brands, great distribution and a talented leadership team,” said Brenda C. Barnes, chairman and chief executive officer, Sara Lee Corporation. “In keeping with our commitment to value creation, we will carefully evaluate all opportunities and do what is in the best interest of the company and its stakeholders.”

Headquartered in Utrecht, Netherlands, the International Household and Body Care segment is a leading manufacturer, distributor and marketer of household and personal care products sold in more than 150 countries in Europe, Asia Pacific, Africa and North America. This segment is a $2.3 billion business and employs approximately 8,000 people worldwide. Its brands and categories include:

•	Household: Air care, shoe care, insecticides and laundry care including the Ambi Pur, Kiwi, Pyrel, Vapona, Biotex and Neutral brands

•	Body Care: Bath & shower, deodorants, baby care, men’s toiletries and oral care including the Sanex, Duschdas, Radox, Zwitsal, Brylcreem, Prodent and Zendium brands

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 44,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

Forward-Looking Statements
This release contains forward-looking statements regarding Sara Lee’s business prospects and future potential acquisition or disposition activities. In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: we may not be able to reach agreement with an acquirer, or determine an alternative strategy, on terms that are favorable to us; a disposition transaction may require us to recognize impairment charges; and actual or proposed disposition activities may present financial and operational risks, including diversion of management attention from existing businesses, disruption caused by separating personnel and systems, and disruption of our relationships with suppliers and customers.

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